SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
     14a-6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

PMC-Sierra, Inc.
------------------------------------------------
(Name of Registrant as specified in its charter)

------------------------------------------------
(Name of person(s) filing proxy statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:____________
(2)  Aggregate number of securities to which transaction applies:_______________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined:________________________________
     ___________________________________________
(4)  Proposed maximum aggregate value of transaction:___________________________
(5)  Total fee paid:____________________________________________________________


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:_______________________________________
(2)  Form, Schedule or Registration Statement No.:_________________
(3)  Filing Party:_________________________________________________
(4)  Date Filed:___________________________________________________

                                PMC-SIERRA, INC.

                          ----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 19, 1999

                          ----------------------------



         The 1999 Annual Meeting of Stockholders of PMC-Sierra, Inc. (the "Company") will be held on Wednesday, May 19, 1999 at 2:00 p.m. local time, at the Fairmont Hotel, located at 170 South Market Street, San Jose, California 95113, to act on the following matters:

         1. To elect directors of the Company to serve for the ensuing year and until the next Annual Meeting or the election of their successors.

         2. To enable stockholders to call a special stockholders meeting and eliminate the ability of stockholders to act other than at a meeting of all stockholders.

         3. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock by 100,000,000 shares to a total of 200,000,000 shares.

         4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1999 fiscal year.

         5. To transact such other business as may properly come before the meeting or any adjournment thereof.

         These  matters  are  more  fully   described  in  the  Proxy  Statement
accompanying this Notice.

         Only stockholders of record at the close of business on March 31, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.


                                         Robert L. Bailey,
                                         President and Chief Executive Officer


Burnaby, British Columbia
Canada
April 20, 1999


--------------------------------------------------------------------------------
|                                 IMPORTANT                                    |
|------------------------------------------------------------------------------|
|      To ensure your  representation  at the meeting,  please mark, sign,     |
|      date and return the enclosed  proxy card as soon as possible in the     |
|      enclosed postage-paid  envelope. If you attend the meeting, you may     |
|      vote in person even if you returned a proxy.                            |
|                                                                              |
--------------------------------------------------------------------------------

                                PMC-SIERRA, INC.

                          ----------------------------

                                 PROXY STATEMENT

                       1999 ANNUAL MEETING OF STOCKHOLDERS

                          ----------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed proxy is solicited on behalf of the Board of Directors of PMC-Sierra, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 19, 1999 at 2:00 p.m., local time, or at any adjournments thereof. The Annual Meeting will be held at the Fairmont Hotel, which is located at 170 South Market Street, San Jose, California 95113. The Company's principal office is located at 105-8555 Baxter Place, Burnaby, British Columbia, V5A 4V7, Canada. Its telephone number at that location is
(604) 415-6000. The Company's principal subsidiary is a Canadian corporation named PMC-Sierra, Ltd. ("LTD"). References in this proxy statement to "PMC" or the "Company" mean the parent company, PMC-Sierra, Inc. References to "LTD" mean PMC's principal subsidiary.

         This proxy statement is being mailed to stockholders on or about April 22, 1999.

Record Date and Share Ownership

         Only holders of Common Stock of record at the close of business on March 31, 1999 (the "Record Date") are entitled to notice of and vote at the Annual Meeting of Stockholders. At the Record Date, 31,753,139 shares of the Company's Common Stock were issued and outstanding.

Stockholders' Proposals for 2000 Annual Meeting

         Proposals to be presented by stockholders of the Company at the 2000 Annual Meeting must be received by the Company no later than December 20, 1999 for inclusion in the proxy statement and form of proxy relating to that meeting.

Revocability of Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to the Company's Assistant Secretary at 105-8555 Baxter Place, Burnaby, British Columbia, V5A 4V7, Canada, a written notice of revocation or a duly executed proxy bearing a later date, or (ii) attending the meeting and voting in person.

Voting and Solicitation

         Each share of Common Stock outstanding on the Record Date is entitled to one vote. In addition, since cumulative voting applies to PMC's Common Stock in the election of directors, if any stockholder at the meeting and prior to the voting gives notice of the stockholder's intention to cumulate votes for the election of directors, then every stockholder, or the stockholder's proxy, who is entitled to vote upon the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, or distribute the stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than five nominees. The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected as directors.

         Proposals two and three require the affirmative vote of a majority of the shares outstanding on the Record Date. Approval of each other matter requires the affirmative vote of a majority of the Votes Cast. In addition, the affirmative votes must constitute at least a majority of the shares outstanding on the Record Date. "Votes Cast" is defined under Delaware law as the shares of the Company's Common Stock represented and voting in person or by proxy at the Annual Meeting. Votes that are cast against a proposal will be counted for purposes of determining (i) the presence or absence of a quorum and (ii) the total number of Votes Cast with respect to the proposal. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum and (ii) the total number of Votes Cast with respect to the proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast.

         Votes Cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether a quorum is present.

         The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Georgeson & Company Inc. to solicit proxies, for which the Company estimates that it would pay fees of approximately $25,000 plus out-of-pocket expenses. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

Security Ownership of Certain Beneficial Owners And Management

         The following table sets forth certain information known to the Company regarding beneficial ownership of Common Stock of the Company as of February 28, 1999 by (i) all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, (ii) each executive officer named in the Summary Compensation Table below, (iii) each of the Company's directors, and
(iv) all current directors and executive officers as a group.

                                                                                                         Approximate
                                    Name (1)                                        Number of Shares      Percentage
                                                                                                          Ownership
Capital Research and Management Company(2)(3)...................................        3,333,300           10.4%
Putnam Investments, Inc. (2)(4).................................................        2,046,950            6.4%
AMVESCAP PLC (2)(5).............................................................        1,877,770            5.8%
FMR Corp.(2)(6).................................................................        1,703,990            5.3%
James V. Diller(7)..............................................................          832,055            2.6%
Robert L. Bailey(8).............................................................          568,433            1.8%
Gregory D. Aasen(9).............................................................          280,943             *
John W. Sullivan(10)............................................................           33,343             *
Alexandre Balkanski(11).........................................................           35,102             *
Colin Beaumont(12)..............................................................           12,250             *
Frank Marshall(13)..............................................................           23,750             *
All current directors and executive officers as a group(7 persons)(14)..........        1,835,878            5.6%
-------------------------

*    Less than 1%.
(1) The beneficial owners named in the table have sole voting and investment power with respect to the shares, except as indicated.
(2) Based on statements filed with the Securities and Exchange Commission pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934. The Company has not independently verified these statements or more current holdings.
(3) Includes 3,333,300 shares beneficially held by Capital Research and Management Company which has sole investing power but disclaims beneficial ownership. Capital Research and Management Company advises SmallcapWorld Fund, Inc. which has sole voting power as to 1,995,000 of those shares. The address of Capital Research and Management Company and Smallcap World Fund, Inc. is 333 South Hope Street, Los Angeles, California 90071.
(4) Putnam Investments, Inc. ("PI") beneficially owns 2,046,950 shares. PI's wholly owned investment advisers Putnam Investment Management, Inc. ("PIM") has shared dispositive power with respect to 1,946,000 of those shares, and Putnam Advisory Company, Inc. ("PAC") has shared dispositive power with respect to 100,950 of those shares. PAC also holds shared voting power with PI with respect to 32,300 of those shares. PI's, PIM's and PAC's address is One Post Office Square, Boston, Massachusetts 02109.
(5) AMVESCAP PLC has shared voting and dispositive power with respect to all 1,877,770 shares with AVZ, Inc., AIM Management Group, Inc. AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO (NY) Asset Management, Inc. and INVESCO North American Holdings, Inc., all of which are holding companies, and with INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., and INVESCO Realty Advisers, Inc., its investment advisers. The addresses for AMVESCAP PLC and its other holding companies and investment advisers is 11 Devonshire Square, London EC2M 4YR, England or 1315 Peachtree Street, N.E., Atlanta, Georgia 30309.
(6) Fidelity Management & Research Company ("Fidelity"), which is a wholly-owned subsidiary of FMR Corp. ("FMR"), is an investment adviser to FMR and the beneficial owner of 1,652,590 shares. Edward C. Johnson, III, Chairman of FMR, and FMR through its control of Fidelity, has sole dispositive power over 1,703,990 shares. FMR through its control of Fidelity, has sole voting power over 51,400 shares. FMR Corp.'s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(7) Includes 324,645 shares subject to options exercisable within 60 days after February 28, 1999. Mr. Diller's address is c/o PMC-Sierra, Inc., 105-8555 Baxter Place, Burnaby, British Columbia, V5A 4V7, Canada.
(8) Includes 171,875 shares subject to options exercisable within 60 days after February 28, 1999. Also includes 337,954 shares issuable upon redemption of LTD Special Shares, and 18,332 shares issuable upon redemption of LTD Special Shares subject to options exercisable within 60 days after February 28, 1999.
(9) Includes 129,166 shares subject to options exercisable within 60 days after February 28, 1999 and 13,900 shares held by Mr. Aasen's two sons. Also includes 92,980 shares issuable upon redemption of LTD Special Shares, 25,383 shares issuable upon redemption of LTD Special Shares held by Mr. Aasen's wife and 15,752 shares issuable upon redemption of LTD Special Shares held by Mr. Aasen's two sons.
(10) Includes 22,911 shares subject to options exercisable within 60 days of February 28, 1999, 532 shares held by Mr. Sullivan's wife and 2,500 shares held in an investment retirement account.
(11) Includes 35,102 shares subject to options exercisable within 60 days after February 28, 1999. Dr. Balkanski's address is c/o C-Cube Microsystems, 1778 McCarthy Boulevard, Milpitas, California 94062.
(12) Includes 11,250 shares subject to option exercisable within 60 days after February 28, 1999. Mr. Beaumont's address is c/o Plaintree Systems, Inc., 59 Iber Road, Stittsville, Ontario, Canada K25 1E7.
(13) Includes 18,750 shares subject to options exercisable within 60 days of February 28, 1999. Mr. Marshall's address is 14585 Big Basin Way, Saratoga, California 95070.
(14) Includes 713,699 shares subject to options exercisable within 60 days after February 28, 1999 held by the current executive officers and directors listed above. Also includes 18,332 shares issuable upon redemption of LTD Special Shares subject to options exercisable within 60 days after February 28, 1999 held by one executive officer listed above and 472,069 shares issuable upon redemption of LTD Special Shares held by two executive officers listed above. See notes (7) through (12) above.



                                 PROPOSAL NO. 1:
                              ELECTION OF DIRECTORS

           The Company's Bylaws provide for a board of five directors at the time of the Annual Meeting. It is planned that a board of five directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees of the Board of Directors named below, all of whom are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the proxy holders to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If stockholders nominate persons other than the Company's nominees for election as directors, the proxy holders will vote all proxies received by them in accordance with cumulative voting to assure the election of as many of the Company's nominees as possible. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until the director's successor has been elected.

Recommendation

      The Board of Directors unanimously recommends a vote FOR the nominees listed below:

           Name of Nominee             Age                  Principal Occupation                  Director
                                                                                                     Since

Robert L. Bailey..................      41      President and Chief Executive Officer, PMC           1996

Alexandre Balkanski...............      38      President and Chief Executive Officer, C-Cube        1993
                                                Microsystems, Inc.

Colin Beaumont....................      59      Chief Technology Officer, Plaintree Systems,         1997
                                                Inc. and Management Consultant

James V. Diller...................      63      Chairman of the Board of Directors, PMC              1983

Frank J. Marshall.................      52      Private Investor and Management Consultant           1996


      Mr. Bailey has been a director of the Company since October 1996. Mr. Bailey has served as the Company's President and Chief Executive Officer since July 1997. Prior to his present position, Mr. Bailey has served as President, Chief Executive Officer and director of LTD since December 1993. Prior to joining LTD, Mr. Bailey was employed by AT&T-Microelectronics from August 1989 to November 1993 where he served as Vice President of Integrated Microperipheral Products. Mr. Bailey was formerly employed at Texas Instruments in various management assignments from June 1979 to August 1989.

      Dr. Balkanski has been a director of the Company since August 1993. In July 1988, Dr. Balkanski co-founded C-Cube Microsystems, Inc., a developer of integrated circuits and software. Dr. Balkanski has held a variety of senior management positions with C-Cube, and is currently its President, Chief Executive Officer and a director. He also serves as a member of the board of directors of CKS Group, Inc.

      Mr. Beaumont has been a director of the Company since April 1997. Mr. Beaumont served as Chief Executive Officer of Plaintree Systems, Inc. from June 1998 until February 1999. Mr. Beaumont currently serves as Chief Technology Officer for Plaintree Systems, Inc. and is also a management consultant. Mr. Beaumont is a board member of Plaintree Systems, Incorporated and served as a board member of Bell Emergis from August 1998 until March 1999. In 1995 Mr. Beaumont retired from Nortel where he was the Chief Engineer of BNR, the largest commercial research and development facility in Canada. Mr. Beaumont has served as a director of LTD since 1992.

      Mr.  Diller,  a founder  of the  Company,  served as the  Company's  Chief
Executive Officer from 1983 to July 1997 and as President from 1983 to July 1993. Mr. Diller has served as a director of the Company since the Company's formation in 1983. Mr. Diller was named as the Chairman of the Company's Board of Directors in July 1993. Mr. Diller served as Chief Financial Officer of the Company from its formation until July 1987. He has served on the Board of LTD since its formation. He is currently a non-officer employee of the Company, and also serves on the board of directors of Elantec Semiconductor, Inc. and is Chairman of the Board of Directors of Summit Microelectronics, a privately held company.

      Mr. Marshall has been a director of the Company since April 1996. Mr. Marshall is currently a private investor and management consultant. Previously, Mr. Marshall was Vice President, General Manager of Cisco Systems Inc.'s Core Products Business Unit. Mr. Marshall has also served as Vice President of Engineering for Cisco Systems Inc. from April 1992 to July 1995. He also serves on the board of directors of Covad Communications Inc. and several private companies. Mr. Marshall also serves on the technical advisory board of several high technology companies, is a member of the technical advisory Board of Interwest Partners and is a Venture Partner at Sequoia Capital.


Vote Required

      The five nominees for director receiving the highest number of affirmative votes of shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Board Meetings and Committees

      The Board of Directors of the Company held five meetings during the 1998 fiscal year. All nominees who were Board members in 1998 attended 80% or more of the meetings of the Board of Directors and of the committees of the Board on which the director served held during their membership period. The Board of
Directors has an Audit Committee, Compensation Committee, Stock Option Committee, Plan Committee, and Capital Expenditures Committee. The Board does not have a nominating committee.

      The Audit Committee, which consists of Mr. Beaumont and Mr. Marshall, generally meets on the same date as the Board of Directors, and in addition held one meeting and took action by written consent on one occasion in 1998. The Audit Committee recommends engagement of the Company's independent auditors, approves the services performed by the Company's independent auditors and reviews the Company's accounting principles and its system of internal accounting controls.

      The Compensation Committee, which consists of Mr. Diller and Dr. Balkanski, generally meets on the same date as the Board of Directors, and in addition held two meetings in 1998. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and equity incentive plans.

      The Stock Option Committee, which consists of Mr. Bailey and any other one director, took action by written consent on several occasions but did not hold any meetings in 1998. The Stock Option Committee has authority to grant stock options to purchase up to 25,000 shares to individuals not subject to Section 16 of the Securities Exchange Act of 1934.

      The Plan Committee, which consists of Dr. Balkanski and Mr. Marshall did not hold any meetings in 1998. The Plan Committee has authority to grant options to individuals subject to Section 16 of the Securities Exchange Act of 1934.

      The Capital Expenditures Committee, which consists of three directors, two of whom must be non-employee directors, was established in October 1998 and did not hold any meetings in 1998. The Capital Expenditures Committee has authority to approve capital expenditures.

Board Compensation

      Non-employee directors receive an annual retainer of $12,000 per year plus $1,000 per board meeting attended for their services as members of the Board of Directors. Non-employee directors are automatically granted options to purchase 20,000 shares of the Company's Common Stock upon nomination and thereafter 5,000 per year pursuant to the provisions of the Company's 1994 Incentive Stock Plan. Accordingly, Mr. Marshall received an automatic annual grant of an option to purchase 5,000 shares of Common Stock at an exercise price of $45.50 per share in April 1998, Mr. Beaumont received an automatic annual grant of an option to purchase 5,000 shares of Common Stock at an exercise price of $43.5625 per share in April 1998, and Dr. Balkanski received an automatic annual grant of an option to purchase 5,000 shares of Common Stock at an exercise price of $37.125 per share in June 1998. These options become exercisable as to 1/4 of the shares subject to the option after one year; thereafter, 1/48 of the shares subject to the option become exercisable at the end of each calendar month.

      The Company has agreed to indemnify each director and officer against certain claims and expenses for which the director might be held liable in connection with past or future services to the Company and its subsidiaries. In addition, the Company maintains an insurance policy insuring its officers and directors against such liabilities.

Certain Transactions

      During the year ended December 27, 1998, members of the Board of Directors of the Company and executive officers of the Company received grants of options as set forth under "Board Compensation" and "Executive Compensation."

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission (the "SEC"). Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1998 all the reporting persons complied with Section 16(a) filing requirements except that Mr. Diller reported on a Form 4 in July 1998 the acquisition of Common Stock of the Company in January 1998 upon exercise of options to purchase Common Stock.

                                 PROPOSAL NO. 2:
              TO ENABLE STOCKHOLDERS TO CALL A SPECIAL STOCKHOLDERS
                MEETING AND ELIMINATE THE ABILITY OF STOCKHOLDERS
               TO ACT OTHER THAN AT A MEETING OF ALL STOCKHOLDERS

      The Board of Directors is proposing a change to PMC's Certificate of Incorporation intended to protect and enhance stockholder democracy. The change would ensure that all stockholders receive appropriate notice and information on actions proposed by some of the Company's stockholders, and that stockholders representing a majority of shares can call a special meeting of stockholders through written consent.

      Currently, stockholders are not permitted to call a special meeting of stockholders through written consent. This proposal would give that right to stockholders and would remove the right of a bare majority to take other actions without notifying the balance of the stockholders and holding a meeting of all stockholders.

      Currently, the holders of a bare majority of the Company's stock can effect, by written consent, many matters that the Board believes should be effected at a regular or special stockholders' meeting. In some cases, stockholders with slightly more than 50% of the shares outstanding could attempt to effect actions through written consent which may benefit only the stockholders signing the documents and potentially disadvantage the balance of the stockholders. These efforts might occur without any notification to the remaining stockholders and without giving them an opportunity to consider, question and respond to such actions by voting their shares.

      The Board believes that many of the corporate governance issues litigated by other companies arise because the stockholders do not have a procedure to effect changes they believe would be beneficial. The right to call a special meeting of all stockholders by written consent and to place on the ballot those issues the stockholders signing the consent believe should be voted on by all stockholders will, if this proposal is approved, take the form of an amendment to the Company's Articles of Incorporation which can only be modified in the future by stockholders. The Board would also have the right to call special stockholder meetings and to place on the ballot of any meeting, whether called by the Board or a group of stockholders, the Board's proposals for the consideration of all stockholders. The Board would continue to call the regular annual meeting of stockholders.

      The Board of Directors unanimously supports this amendment because it provides all stockholders with a procedure to achieve consideration of proposals affecting the Company, and it allows the Board and all stockholders to have all material information concerning issues to be decided at a meeting and a reasonable period of time to consider that information. While the proposal does limit the flexibility of some stockholders to decide issues by written consent without following a reasonable process in which all stockholders can participate, the Board believes that the advantage of this proposal is that it allows all stockholders to continue to make fundamental decisions about the Company's future.

      The proposed change would provide the following procedures for a consent solicitation. A complete copy of the proposed amendment follows this discussion.

o   Stockholders can act by written consent, but only to call a special meeting.

o PMC's Board of Directors must, within a limited time, respond to the request for the meeting and hold the meeting. Thus, the special meeting would be held within 75 days after the Board concludes that a proper request was made, which is the same time period required under PMC's Bylaws for any special meeting of stockholders.

o The meeting will cover any action specifically proposed in the written consent.

o PMC's Board of Directors may propose additional actions to be considered at the meeting.

o The stockholders signing the written consents would provide the Company with all information which would be required if the stockholders were soliciting proxies for a stockholders meeting.

     This proposal, which PMC's Board unanimously approved, differs significantly from proposals by other companies for charter amendments relating to written consents. Many other companies have eliminated entirely the ability of stockholders to act by written consent, and to call special meetings of stockholders, leaving the stockholders with no practical way to influence events between annual stockholder meetings. The Board believes that adding the right to call special shareholder meetings by written consent and eliminating the right to take other actions by written consent will ensure that all stockholders have an opportunity to participate in important corporate decisions and that those proposals will be addressed in a reasonable timeframe.

     The over-all effect of this proposal, if approved, is likely to make it more difficult for a single potential acquirer to gain control of the Company without facing competitive bids from other potential acquirers and a vote of all of the stockholders. This may render more difficult or discourage a merger or tender offer for PMC. However, the ability to call a special meeting of stockholders to consider any such offers may make it more likely that the stockholders will have more than one offer to consider at the special meeting. The Board's consideration and approval of this proposal was not the result of any specific effort known to PMC to accumulate PMC securities or to obtain control of PMC by means of a merger, tender offer, solicitation in opposition to management or otherwise.

     PMC is required by SEC rules to disclose information about provisions of PMC's Certificate of Incorporation and Bylaws which may have an anti-takeover effect. Proposal 3, which would increase PMC's authorized number of shares of Common Stock, would enable PMC's Board to issue additional shares without stockholder approval (except if required by Nasdaq rules). PMC's Certificate of Incorporation provides for 5,000,000 shares of authorized but unissued Preferred Stock as to which the Board retains the power to determine voting and other rights. While PMC does not currently have a stockholder rights plan, the Board may adopt such a plan if the Board, after appropriate deliberation and consultation with its financial and/or legal advisors, determines that it is in the best interests of the Company and its stockholders that such a plan be adopted. PMC's Bylaws do not allow stockholders to call a special meeting. However, if this proposal is adopted, stockholders could call a special meeting through the proposed written consent solicitation process. The Company believes that all these provisions in the Certificate of Incorporation and Bylaws can be revised or eliminated at a special stockholders meeting which is called, and for which proxies are solicited, in compliance with the Company's charter documents and applicable laws.

     SEC rules also require a comparison of applicable provisions of Delaware law with the current proposal. The Delaware General Corporation Law provides that stockholders may act by written consent on any matter, except as otherwise provided in the Certificate of Incorporation. This proposal would eliminate the matters on which the stockholders can currently act by written consent and add the ability for the stockholders to calling a special meeting by written consent in accordance with the procedures in the proposal.

      PROPOSED CHANGE TO ARTICLE XII OF PMC'S CERTIFICATE OF INCORPORATION

     The stockholders of the Corporation shall not act by written consent, except solely to call a special meeting of the stockholders in accordance with the following procedures:

     (a) Upon request by written consent of holders of a majority of the outstanding shares, containing the information described below, sent by registered mail to the president or chief executive officer, the Board of Directors shall determine a place and time for such meeting and a record date for the determination of stockholders entitled to vote at such meeting. Such time shall not be more than 75 days after determination of the validity of such request. The board of directors shall have no more than 10 days after receipt of such request to determine its validity. Following such receipt and determinations, the secretary shall give notice to the stockholders entitled to vote at such meeting that a meeting will be held at the place and time so determined.

     (b) The request by written consent shall state each action the requesting stockholders propose to take at such meeting. The board of directors may include other proposals to be considered at such meeting.

     (c) The requesting stockholders shall provide to the Corporation information regarding any material interest in the proposal held by the requesting stockholders and any other information that would be required to be disclosed in filings with the Securities and Exchange Commission in connection with the solicitation of proxies.

Vote Required

         The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock will be required to approve this Amendment to the Company's Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

Recommendation

         The Board of Directors unanimously recommends a vote FOR Proposal No.2.

                                 PROPOSAL NO. 3:
              AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE
                             AUTHORIZED COMMON STOCK

         In February 1999 the Board of Directors approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company, $0.001 par value per share, from 100,000,000 to 200,000,000 (the "Amendment").

         The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed Amendment would not affect the rights of the holders of currently outstanding Common Stock of the Company, except to the extent additional shares are actually issued. If the Amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware.

         On April 15, 1999, the Company announced a two-for-one stock split in the form of a stock dividend for shareholders of record on April 30, 1999. After the stock split, approximately 64,000,000 shares will be outstanding and approximately 15,000,000 shares will be reserved for options, warrants, employee equity plans and other convertible securities, leaving only approximately 21,000,000 shares available.

         Purpose and Effect of the Amendment

         The principal purpose of the Amendment is to provide the Company with the flexibility to issue Common Stock for proper corporate purposes which may be identified in the future, such as to effect stock splits in the form of stock dividends, make acquisitions through the use of stock, adopt additional equity incentive plans or reserve additional shares for issuance under such plans, and raise equity capital. The Board of Directors has not authorized or taken any action with respect to the issuance of, and has no present agreement, arrangement or intention to issue, any of the additional shares for which approval is sought.

     Under Delaware law, the Board of Directors cannot split the Company's stock by means of a stock dividend without stockholder approval if the number of authorized shares available is insufficient. As a result, if this proposal is not approved, for all practical purposes the Board would be unable to declare any significant stock dividends. The Board may distribute stock dividends in the future but has no present intention of doing so, and its decision to approve a stock dividend will be based upon market and other factors deemed relevant by the Board from time to time.

         The increased reserve of shares available for issuance may also be used in connection with potential acquisitions. The Company has acquired other businesses using its stock as consideration, such as the acquisition of LTD and of assets of Bipolar Integrated Technology, Inc. and Integrated Telecom Technology Inc. The ability to use its stock as consideration provides the Company with negotiation benefits and increases its ability to acquire other companies or their assets. In addition, the increased reserve of shares available for issuance may be used for new equity incentive plans which the Company may adopt for grants to its employees, consultants and directors, including in connection with potential acquisitions, and for reserving additional shares under the Company's existing plans.

         The availability of additional shares of Common Stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and therefore needs to avoid the time (and expense) of seeking stockholder approval in connection with the contemplated action. If the Amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law or rules. For example, under Nasdaq rules, stockholder approval is required for any issuance of 20% or more of the Company's outstanding shares in connection with acquisitions.

         The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock or the stock ownership and voting rights of a person seeking to obtain control of the Company. The Company is not presently aware of any pending or proposed transaction involving a change in control of the Company. While it may be deemed to have potential anti-takeover effects, the proposed Amendment is not prompted by any specific effort or takeover threat currently perceived by management.

Vote Required

         The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock will be required to approve this Amendment to the Company's Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

Recommendation

         The Board of Directors unanimously recommends a vote FOR Proposal No.3.

                                 PROPOSAL NO. 4:
               CONFIRMATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Company's Board of Directors has selected Deloitte & Touche LLP, Independent Auditors, to audit the financial statements of the Company for the 1999 fiscal year and recommends that the stockholders ratify such selection. In the event of a negative vote, the Board of Directors will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

         The affirmative vote of a majority of the Votes Cast will be required to confirm the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 1999 fiscal year.

Recommendation

         The Board of Directors unanimously recommends a vote FOR Proposal No.4.



                             EXECUTIVE COMPENSATION

Compensation Tables

         Summary Compensation Table. The following table sets forth the compensation paid by any person for all services rendered in all capacities to the Company, for each of the three fiscal years ending in fiscal 1998, to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company in fiscal 1998:


                                                                                          Long-Term
                                                                                       Compensation(1)
                                                                                         Securities        All Other
                                                              Annual Compensation        Underlying       Compensation
           Name and Principal Position              Year    Salary ($)    Bonus ($)      Options (#)         ($)(2)


Robert L. Bailey...............................     1998      230,185      456,019         150,000          9,765(3)
   President and Chief Executive Officer            1997      211,415      459,837         150,000          7,751(5)
                                                    1996      209,438      221,424          50,000         25,569(6)


Gregory Aasen..................................     1998      168,968      238,060         100,000            364
   Chief Operating Officer                          1997      147,810      186,102         100,000            198
                                                    1996      135,055       94,896              --             63


John W. Sullivan (4)...........................     1998      140,165      141,376          25,000            483
   Vice President Finance                           1997       87,916       84,552          75,000         27,003(7)
   and Chief Financial Officer

-----------------------

(1)  The Company made no restricted stock awards  during the periods  presented.
(2)  Life insurance premiums, except as indicated in Notes (4), (5) and (6).
(3)  Includes  $798  for  life  insurance   premium  and  $8,967  for  1998  tax
     preparation.
(4) Mr. Sullivan joined the Company in April 1997 and was elected as Vice President Finance and Chief Financial Officer in July 1997.
(5)  Includes  $107  for  life  insurance   premium  and  $7,644  for  1997  tax
     preparation.
(6) Includes $96 for life insurance premium and $25,473 to reimburse interest paid to LTD. See "Certain Transactions" in the Company's 1997 Proxy Statement.
(7) Includes $110 for life insurance premium and $26,893 for relocation expenses.

         Option Grants in Last Fiscal Year. The following table sets forth each stock option grant made during fiscal 1998 to each of the executive officers named in the Summary Compensation Table above:


                                                Individual Grants                               Potential Realizable Value
                             Number of                                                               at Assumed Annual
                            Securities          % of Total                                            Rates of Stock
                            Underlying        Options Granted      Exercise or                      Price Appreciation
                              Options          to Employees        Base Price     Expiration        for Option Term(5)
           Name            Granted(1)(2)      in Fiscal Year(3)     ($/Sh)(4)        Date            5%($)          10%($)
Robert L. Bailey......          150,000              11.0            28.0625      01/14/2008     $ 2,647,253    $ 6,708,660
Gregory Aasen.........          100,000               7.3            28.0625      01/14/2008       1,764,836      4,472,440
John W. Sullivan......           25,000               1.8            28.0625      01/14/2008         441,209      1,118,110

(1) The listed options become exercisable as to 1/4 of the shares subject to the option one year after the date of grant and thereafter monthly as to 1/48 of the shares subject to the option with full vesting occurring on the fourth anniversary of the date of grant.
(2) Under the terms of the Company's 1994 Incentive Stock Plan, the Board of Directors retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.
(3) The Company granted options to purchase 1,381,114 shares of Common Stock to employees in fiscal 1998.
(4) The exercise price and tax withholding obligations related to exercise may in some cases be paid by delivery to the Company of other shares or by offset of the shares subject to the option.
(5) The 5% and 10% assumed annualized rates of compound stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or a projection by the Company of future Common Stock prices.

         Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values. The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, stock options exercised during fiscal 1998 and the fiscal year-end value of unexercised options:


                               Shares                              Number of Securities          Value(1) of Unexercised
           Name             Acquired on         Value             Underlying Unexercised         In-the-Money Options at
                            Exercise(1)    Realized(1)(2)($)   Options at Fiscal Year-End:           Fiscal Year-End:
                                                               Exercisable/Unexercisable(3)    Exercisable/Unexercisable($)

Robert L. Bailey.........      1,544          $45,315              126,665/241,667(4)             6,162,794/9,334,520
Gregory Aasen............      2,048          $58,728               85,416/164,584                3,981,609/6,390,266
John W. Sullivan.........        273           $5,603               31,248/68,752                 1,396,395/2,792,667


(1) Shares acquired includes shares purchased pursuant to the Company's Employee Stock Purchase Plan. Value realized includes the difference between the closing market price of the Common Stock on the purchase date and the purchase price of the shares purchased.
(2) Market value of underlying securities at exercise date (for value realized) or year-end (for value at year-end), minus the exercise price. At December 27, 1998 the closing market price for the Company's stock was $61.5625.
(3) Does not include outstanding LTD Special Shares redeemable for shares of Common Stock of the Company.
 (4) Includes 18,332 shares issuable upon redemption of LTD Special Shares subject to options.


Compensation Committee Interlocks and Insider Participation

         During fiscal year 1998, Mr. Diller, the Company's President and Chief Executive Officer until July 1997, acted as non-officer employee of the Company.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The following report is provided to stockholders by the members of the Compensation Committee of the Board of Directors.

         Compensation Philosophy. Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the Company's senior managers with those of its stockholders. In furtherance of these goals, annual base salaries are generally set below competitive levels to emphasize annual and longer-term incentive compensation. This is meant to attract, motivate and retain corporate officers and other key employees to perform to the full extent of their abilities. Both types of incentive compensation are variable and closely tied to corporate performance in a manner that encourages continuing focus on profitability and stockholder value.

         Compensation for the Company's executive officers consists of a base salary and annual and longer-term incentive compensation. The Committee considers the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation.

         Cash-Based Compensation. Each fiscal year the Committee reviews with the Chief Executive Officer and approves, with appropriate modifications, an annual base salary plan for the Company's senior executives (other than the Chief Executive Officer). This base salary plan is based on industry, peer group, and national surveys and performance judgements as to the past and expected future contributions of the individual senior executives. The base salaries are fixed at a level below the competitive amounts paid to senior managers with comparable qualifications, experience and responsibilities at other similarly sized high-technology companies.

         Each executive officer, including the Chief Executive Officer, is eligible to receive a quarterly cash bonus equal to a percentage of the Company's operating group's pre-tax profits for the quarter. The percentages of profits for each participant are determined annually by the Compensation Committee based upon performance judgments as to the past and expected future contributions of the individual senior executives. Increases to executive officer base salaries in fiscal 1999 were determined by the Committee after general consideration of total fiscal year 1998 compensation, industry and peer group surveys, individual position and responsibilities and the individual's total compensation package (including annual incentive and long-term incentive compensation) in fiscal 1998 versus the proposed plan for fiscal 1999.

         In fiscal 1998, the Company generally attained its performance goals for pre-tax operating profit (excluding non-recurring charges), and bonuses ranged in amount from approximately 49% to approximately 61% of total cash-based compensation for the executive officers named in the Summary Compensation Table (other than the Chief Executive Officer).

         The industry and peer group used by the Compensation Committee for purposes of determining executive officer compensation is not the same peer group used in connection with cumulative total stockholder return because the Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies included in that peer group. To construct the industry and peer group for executive officer compensation, the Company chose companies in the semiconductor industry that (i) have revenues comparable to the Company's revenues, or (ii) compete with the Company for executive talent irrespective of revenue. Companies are included in the latter group if their executives have skills and expertise similar to the skills and expertise the Company requires of its executive officers.

         Stock Options. During each fiscal year, the Stock Option Committee considers the desirability of granting to executive officers awards under the Company's 1994 Incentive Stock Plan, which allows for the grant of long-term incentives in the form of stock options and stock purchase rights. The Stock Option Committee believes stock option grants encourage the achievement of superior results over time and align employee and stockholder interests. In fixing the grants of stock options to executive officers (other than the Chief Executive Officer) in the last fiscal year, the Stock Option Committee reviewed with the Chief Executive Officer the recommended individual award, taking into account scope of accountability, strategic and operational goals, and anticipated performance requirements and contributions of the senior management group. In addition, when hiring new executive officers, the Committee may recommended a grant of options upon acceptance of employment. These grants are made in order to retain qualified personnel and take into account the compensation policies of the Company's competitors and the unique qualifications of the new executives.

         Chief Executive Officer Compensation. The Compensation Committee reviews and fixes the total cash compensation of the Chief Executive Officer based on similar competitive compensation data as for all executive officers and the Compensation Committee's assessment of his past performance and its expectation as to his future contributions in leading the Company and positioning the Company for future growth. For fiscal 1998 the cash bonuses paid to the Company's Chief Executive Officers were approximately 69% of the total cash-based compensation, based on the pre-tax operating profit (excluding the non-recurring expenses) of the Company. For fiscal 1998 the Company granted a stock option to purchase 150,000 shares of common stock to the Chief Executive Officer exercisable at $28.0625 per share. The award to the Chief Executive Officer was based, among other things, on a review of competitive compensation data from several surveys, data from selected peer companies (based on company size, revenue rate and relative number of outstanding shares) and information regarding long-term compensation awards, as well as the Committee's perception of past and expected future contributions to the Company's achievement of its long-term performance goals.


                                              Respectfully submitted by:
                                              Alexandre Balkanski
                                              James V. Diller

                                PERFORMANCE GRAPH


         The following graph shows a comparison of cumulative total stockholder returns for the Company, the Nasdaq National Market, and the line-of-business index for semiconductors and related devices (SIC code 3674) published by Media General Financial Services. The graph assumes the investment of $100 on January 1, 1994. The performance shown is not necessarily indicative of future performance.

                  Comparison of 5-Year Cumulative Total Return*
                             Among PMC-Sierra, Inc.,
              Nasdaq National Market Index and SIC Code Index 3674




                               (Graph omitted)






COMPANY/INDEX/MARKET   1993    1994      1995      1996      1997      1998
--------------------   ----    ----      ----      ----      ----      ----
PMC-SIERRA, INC.       100    206.78    376.27    406.78    840.68    1711.86
SIC CODE INDEX         100    123.54    200.64    323.01    336.60     506.78
NASDAQ MARKET INDEX    100    104.99    136.18    169.23    207.00     291.96






* The total return on each of these investments assumes the reinvestment of dividends, although dividends have never been paid on the Company's Common Stock.

                                  OTHER MATTERS

         The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote the shares represented by proxy as the Board of Directors may recommend or as the proxy holders, acting in their sole discretion, may determine.


         THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 27, 1998, INCLUDING, IF SO REQUESTED, THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO: INVESTOR RELATIONS, PMC-SIERRA, INC., 105-8555 BAXTER PLACE, BURNABY, BRITISH COLUMBIA, V5A 4V7, CANADA.


                                              FOR THE BOARD OF DIRECTORS


Dated: April 20, 1999

                            APPENDIX 1: FORM OF PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 PMC-SIERRA, INC
                   ANNUAL MEETING OF STOCKHOLDERS MAY 19, 1999


        The undersigned stockholder of PMC-SIERRA, INC. (the "Company") acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement each dated April 20, 1999, and the undersigned revokes all prior proxies and appoints Robert L. Bailey and John W. Sullivan and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the Fairmont Hotel, located at 170 South Market Street, San Jose, California 95113, on May 19, 1999 at 2:00 p.m. local time, and at any adjournment thereof, and instructs said proxies to vote as follows:


        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS.

1. TO ELECT DIRECTORS OF THE COMPANY TO SERVE FOR THE ENSUING YEAR AND UNTIL THE NEXT ANNUAL MEETING OR THE ELECTION OF THEIR SUCCESSORS.

       Nominees:    James V. Diller,  Robert L. Bailey,  Frank Marshall,
                    Alexandre Balkanski, Colin Beaumont

                    |_|  FOR all nominees listed above (except as indicated)

                    |_|  WITHHOLD


       |_| _____________________________________________________________
       If you wish to withhold authority to vote for any individual nominee, write the name of the nominee on the line above


2. TO ENABLE STOCKHOLDERS TO CALL A SPECIAL STOCKHOLDERS MEETING AND ELIMINATE THE ABILITY OF STOCKHOLDERS TO ACT OTHER THAN AT A MEETING OF ALL STOCKHOLDERS.
       |_|    FOR              |_|    AGAINST           |_|    ABSTAIN

3. TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK BY 100,000,000 SHARES TO A TOTAL OF 200,000,000 SHARES.

       |_|    FOR              |_|    AGAINST           |_|    ABSTAIN

4. TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1999 FISCAL YEAR.
       |_|    FOR              |_|    AGAINST           |_|    ABSTAIN

5. TO TRANSACT SUCH OTHER BUSINESS, IN THEIR DISCRETION, AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

       |_|    FOR              |_|    AGAINST           |_|    ABSTAIN

                                    Dated:   ___________________________  , 1999


                                    ____________________________________________
                                    Signature

                                    ____________________________________________
                                    Signature
                                    (Note:  This Proxy  should be marked,  dated
                                    and  signed by the  stockholder  exactly  as
                                    his/her  name is  printed  at the  left  and
                                    returned promptly in the enclosed  envelope.
                                    A   person    signing   as   an    executor,
                                    administrator, trustee or guardian should so
                                    indicate  and specify  his/her  title.  If a
                                    corporation,  please sign in full  corporate
                                    name  by  President   or  other   authorized
                                    officer. If a partnership, please sign in partnership name by authorized person. If shares are held by joint tenants or a community property, all joint owners should sign)